Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222986

CNL STRATEGIC CAPITAL, LLC

SUPPLEMENT NO. 11 DATED SEPTEMBER 28, 2020

TO THE PROSPECTUS DATED APRIL 16, 2020

We are providing this supplement to you in order to supplement our prospectus dated April 16, 2020 (as supplemented to date, the “Prospectus”). This supplement provides information that shall be deemed part of, and must be read in conjunction with, the Prospectus. Capitalized terms used in this supplement have the same meanings in the Prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “Company” refer to CNL Strategic Capital, LLC.

Before investing in our shares you should read the entire Prospectus and this supplement, and consider carefully our investment objectives, risks, fees and expenses. You should also carefully consider the information disclosed in the section of the Prospectus captioned “Risk Factors” before you decide to invest in our shares.

The purpose of this Supplement is to disclose an update to our portfolio.

Our Portfolio

The following supplements our disclosure under the section “Our Portfolio—Summarized Operating Data” which first appears on page 95 of the Prospectus.

The following tables present unaudited summarized operating data for Healthcare Safety Holdings LLC (“HSH”) for the six months ended June 30, 2020 and 2019, and the year ended December 31, 2019, and unaudited summarized balance sheet data as of June 30, 2020 and December 31, 2019:

Summarized Operating Data (Unaudited)

	Six Months Ended June 30,		Year Ended
	2020	2019	December 31, 2019
Revenues	$15,045,709	$13,293,248	$27,942,464
Expenses	(13,250,440)	(12,352,884)	(25,853,511)
Income before taxes	1,795,269	940,364	2,088,953
Income taxes	(412,900)	(195,600)	(434,500)
Net income	$1,382,369	$744,764	$1,654,453

Summarized Balance Sheet Data (Unaudited)

	June 30, 2020	December 31, 2019
Current assets	$9,227,723	$8,755,123
Non-current assets	33,167,343	34,144,129
Current liabilities	5,068,647	4,440,620
Long-term liabilities	3,483,178	5,997,760
Stockholders’ equity	33,843,241	32,460,872